Exhibit (d)(2)

ZORAN CORPORATION

IMMEDIATELY EXERCISABLE

NONSTATUTORY STOCK OPTION AGREEMENT

UNDER THE

1993 STOCK OPTION PLAN

Zoran Corporation, a Delaware corporation (the “Company”), hereby grants, effective _______ __, ____ (the “Date of Grant”), to ____________________ (the “Optionee”), an option (the “Option”) to purchase a total ______________________ (________) shares of Common Stock of the Company (the “Shares”) upon the terms and conditions set forth in this Option Agreement, and in all respects subject to the terms, definitions and provisions of the Company’s 1993 Stock Option Plan (the “Plan”), which is incorporated herein by this reference.

1.             Nature of the Option.  The Option is intended to be a nonstatutory stock option and shall not be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.             Option Price.  The Option Price is $_______ for each Share, subject to adjustment as provided in Section 6 below.

3.             Vesting and Exercise of Option.  The Option shall vest and become exercisable during its term in accordance with the provisions of Section 9 of the Plan as follows:

(a)           Vesting.  Subject to the Continuous Service of the Optionee, one-forty-eighth (1/48) of the Shares shall vest on the last day of each of the forty-eight (48) calendar months following the calendar month in which [the first anniversary of the] Date of Grant occurs.  Shares which have vested are hereinafter referred to as “Vested Shares.”

(b)           Right to Exercise.

(i)            Subject to the provisions of subparagraphs (ii) and (iii) below and except as otherwise provided herein, the Optionee may exercise the Option with respect to any Vested Shares until the expiration of the Option term set forth in Section 7 below.  Notwithstanding the foregoing, but subject to the provisions of subparagraph (ii) and (iii) below and except as otherwise provided herein, at the election of the Optionee, the Option may be exercised in whole or in part at any time as to the Shares which have not vested, provided that the Optionee shall, as a condition of such exercise, execute and deliver the Restricted Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company shall be granted a Repurchase Option as to all Unvested Shares (as defined in the Purchase Agreement).

(ii)           In the event of the Optionee’s death, disability or other termination of employment, the exercisability of the Option shall be governed by Sections 9(c), (d) and (e) of the Plan.

(iii)          The Option may not be exercised for fractional shares or for less than ten (10) Shares.

(c)           Method of Exercise.  In order to exercise any portion of this Option, the Optionee shall execute and deliver to the Chief Financial Officer or other authorized representative of the Company written notice of the election to exercise the Option on such form as shall be prescribed by the Company for this purpose (the “Exercise Notice”), stating the number of whole Shares in respect of which the Option is being exercised.  In addition, if the Optionee is exercising the Option with respect to any Unvested Shares (as defined in the Purchase Agreement), the Optionee shall execute and deliver to the Chief Financial Officer or other authorized representative of the Company the Purchase Agreement, together with the Stock Assignments, Escrow Agreement and, if applicable, the Consent of Spouse, forms of which are attached as exhibits to the Purchase Agreement.  The Exercise Notice must be accompanied by payment in full of the aggregate Option Price for the Shares to be purchased.  The certificate or certificates representing Shares as to which this Option has been exercised shall be registered in the name of the Optionee.

(d)           Restrictions on Exercise.  This Option may not be exercised if the issuance of the Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable Federal or state securities law or other law or regulation.  As a condition to the exercise of this Option, the Company may require the Optionee to make any representation or warranty to the Company at the time of exercise of this Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement. Accordingly, the stock certificates for the Shares issued upon exercise of this Option may bear appropriate legends restricting transfer.

4.             Non-Transferability of Option.  This Option may be exercised during the lifetime of the Optionee only by the Optionee and, subject to the provisions of Section 10 of the Plan, may not be transferred in any manner other than by will or by the laws of descent and distribution.  The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

5.             Method of Payment.  Payment of the aggregate Option Price shall be made by any of the following, or a combination thereof, at the election of the Optionee:

(a)           Cash.

(b)           Check.

(c)           By delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the Shares acquired upon the exercise of the Option pursuant to a program or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System).  The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to decline to approve or terminate any such program or procedure.

(d)           By surrender of other Shares owned by the Optionee for more than six months and having a fair market value equal to the Option Price.  In this case payment shall be made as follows:

(i)            Optionee shall deliver to the Secretary of the Company a written notice which shall set forth the portion of the aggregate Option Price the Optionee wishes to pay with Shares, and the number of Shares the Optionee intends to surrender pursuant to the exercise of this Option, which shall be determined by dividing the aforementioned portion of the aggregate Option Price by the average of the last reported bid and asked prices per share of Common Stock of the Company (subject to adjustment pursuant to Section 6), as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) System or, in the event the Common Stock is listed on a national securities exchange or on the NASDAQ National Market System or any successor thereto, the closing price per share of Common Stock of the Company (subject to adjustment pursuant to Section 6) on such exchange as reported in The Wall Street Journal) for the day on which the notice of exercise is sent or delivered;

(ii)           Fractional Shares shall be disregarded and the Optionee shall pay in cash an amount equal to such fraction multiplied by the price determined under subparagraph (i) above;

(iii)          The written notice shall be accompanied by a duly endorsed blank stock power with respect to the number of Shares set forth in the notice, and the certificate(s) representing said Shares shall be delivered to the Company at its principal offices within three (3) working days from the date of the notice of exercise;

(iv)          The Optionee hereby authorizes and directs the Secretary of the Company to transfer so many of the Shares represented by such certificate(s) as are necessary to pay the aggregate Option Price in accordance with the provisions herein;

(v)           If any such transfer of Shares requires the consent of the California Commissioner of Corporations or of some other agency under the securities laws of any other state, or an opinion of counsel for the Company or Optionee that such transfer may be effected under applicable Federal and state securities laws, the time periods specified herein shall be extended for such periods as the necessary request for consent to transfer is pending before said Commissioner or other agency, or until counsel renders such an opinion, as the case may be.  All parties agree to cooperate in making such request for transfer, or in obtaining such opinion of counsel, and no transfer shall be effected without such consent or opinion if required by law; and

6.             Adjustments Upon Changes in Capitalization or Merger.  The number of Shares covered by this Option and the Option Price per Share shall be adjusted in accordance with the provisions of Section 11 of the Plan in the event of changes in the capitalization or organization of the Company, or if the Company is a party to a merger or other corporate reorganization.

7.             Term of Option.  This Option may not be exercised more than ten (10) years from the Date of Grant and may be exercised during such term only in accordance with the Plan and the terms of this Option.

8.             Repurchase Rights.  The Optionee hereby agrees that any Unvested Shares (as defined in the Purchase Agreement) acquired upon the exercise of this Option shall be subject to the rights of the Company to repurchase such Shares and to certain restrictions on transfer specified in the Purchase Agreement.

9.             Not Employment Contract.  Nothing in this Option Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law.  This is not an employment contract.

10.           Tax Withholding.  At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company (or any Parent or Subsidiary), if any, which arise in connection with the Option.  The Option is not exercisable unless such tax withholding obligations are satisfied.  Accordingly, the Company shall have no obligation to deliver Shares until the such tax withholding obligations have been satisfied by the Optionee.

11.           Binding Effect.  Subject to the restrictions on transfer set forth herein, this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

12.           Termination or Amendment.  The Board may terminate or amend the Plan or the Option at any time; provided, however, that no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation.  No amendment or addition to this Option Agreement shall be effective unless in writing.

13.           Integrated Agreement.  This Option Agreement and the Plan constitute the entire understanding and agreement of the Optionee and the Company with respect to the subject matter contained herein or therein, and there are no agreements, understandings, restrictions, representations, or warranties among the Optionee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein.  To the extent contemplated herein or therein, the provisions of this Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.

13.           Applicable Law.  This Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

ZORAN CORPORATION

By:

Title:

              The Optionee acknowledges receipt of copies of the Plan, the Purchase Agreement and the exhibits referred to therein, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof.  The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan.

Dated:	,